Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Susan Wright Greenfield 305-569-3449	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Financial Corporation Holds Annual Meeting of Stockholders

CORAL GABLES, Fla., May 4, 2009. – BankUnited Financial Corporation (NASDAQ: BKUNA), parent company of BankUnited FSB, today announced that stockholders re-elected Ramiro Ortiz and Marc Jacobson to its board of directors. Bert Lopez, BankUnited’s senior executive vice president and chief financial officer, and Felix Garcia, BankUnited’s senior executive vice president and chief risk officer, were also elected. The three-year terms of Hardy Katz and Tod Aronovitz expired. The election took place at the company’s annual meeting, which was held at the Coral Gables Hyatt in Coral Gables, Fla.

Ortiz, Jacobson, Lopez and Garcia were elected for three-year terms that expire in 2012.

Ortiz is BankUnited’s president and chief executive officer and has served as a director since August 2002. Jacobson is a senior officer of Brown and Brown Insurance and has served as a director of BankUnited Financial Corporation since 1993.

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida.

Serving customers through 85 branches in 13 coastal counties, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.